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                                                                    Exhibit 16.1

June 23, 2000

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the Change in Principal Accountants section of Form S-1 of TalentPoint, Inc. (formerly known as International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries (d/b/a Raymond Karsan Associates)) dated June 23, 2000. We agree with sentences 2,3,4 and 5 of the Change in Principal Accountants section. We have no comment with respect to sentence 1 of the Change in Principal Accountants section.

Yours truly,

/s/ Deloitte & Touche LLP